 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2016

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 SUN HYDRAULICS CORPORATION
(Exact name of registrant as specified in its charter)

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Florida	0-21835	59-2754337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 West University Parkway, Sarasota, Florida	34243
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 941-362-1200

(Former name or former address, if changed since last report.)
 ____________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2016 the Company entered into a new credit agreement (the “2016 Credit Agreement”), with PNC Bank, National Association (the “Bank”), as administrative agent, and the lenders party thereto.

The 2016 Credit Agreement provides the Company with a revolving line of credit (“the Facility”) of up to $100 million that is available through July 29, 2021. The 2016 Credit Agreement includes an accordion feature to increase the revolving line of credit by up to an additional $75 million. Interest is payable quarterly for loans under the Base Rate Option (as defined), and interest is payable on the last day of the applicable Interest Period (as defined) (and, if such Interest Period is longer than three (3) Months, interest is also payable on the 90th day of such Interest Period) for loans under the Euro Rate Option (as defined) . The loans under the facility will bear interest at the Euro Rate (as defined) or the Base Rate (as defined), at the Company’s option, plus the Applicable Margin (as defined) based on the Borrower’s Leverage Ratio (as defined). The Applicable Margin ranges from 1.25% to 2.00% for the Euro Rate and ranges from 0.25% to 1.00% for the Base Rate. Subject to customary breakage fees for loans under the Euro Rate Option that are prepaid on a day other than the last day of the applicable Interest Period, prepayment may be made without penalty or premium at any time upon the required notice to the Bank.

The 2016 Credit Agreement requires the Company (together with its subsidiaries) to comply with certain financial tests, including a minimum Interest Coverage Ratio (as defined) of 3.0 to 1.0 and a maximum Leverage Ratio (as defined) of 3.5 to 1.0. As of the date of this filing, the Company was in compliance with all debt covenants related to the Facility.

The 2016 Credit Agreement also requires the Company to comply with a number of restrictive covenants. These covenants limit, in certain circumstances, the Company’s ability to take a variety of actions, including but not limited to: incur indebtedness; create or maintain liens on its property or assets; make investments, loans and advances; repurchase shares of its Common Stock; engage in acquisitions, mergers, joint ventures, consolidations and asset sales; and pay dividends and distributions.

The 2016 Credit Agreement contains customary default provisions and has various non-financial covenants, both requiring the Company to refrain from taking certain future actions (as described above) and requiring the Company to take certain affirmative actions, such as maintaining its corporate existence, paying liabilities timely, maintaining insurance, and providing its bank lending group with financial information on a timely basis. Maturity of the Credit Facility may be accelerated by the Bank upon an Event of Default (as defined).

The Company and certain of its subsidiaries agreed to take certain actions to secure borrowings under the 2016 Credit Agreement. As a result, (i) the Company entered into a Pledge Agreement with the Bank, for the benefit of the lenders, granting a security interest in certain equity ownership in certain of its subsidiaries to secure amounts borrowed under the 2016 Credit Agreement and (ii) the Company’s domestic subsidiary entered into a Guaranty Agreement guarantying payment and performance of the Company’s obligations under the 2016 Credit Agreement.

The 2016 Credit Agreement incorporates sub-facilities for swing loans up to $15 million and issuance of letters of credit up to $5 million. Swing loans and letters of credit issued under the 2016 Credit Agreement decrease availability under the $100 million revolving line of credit.

As of the date of this filing, the Company had no outstanding revolving credit amounts under the Facility.

Item 2.02.	Results of Operations and Financial Condition.
On August 3, 2016, the Registrant issued the press release attached hereto as Exhibit 99.4 announcing its financial results for the second fiscal quarter of 2016.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
	99.1	Revolving Credit Facility Credit Agreement, dated July 29, 2016, between Sun Hydraulics Corporation and PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and JPMorgan Chase Bank, N.A.
	99.2	Pledge Agreement dated July 29, 2016.
	99.3	Revolving Credit Note dated July 29, 2016.
	99.4	Press release dated August 3, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HYDRAULICS CORPORATION

By:	/s/ Tricia L. Fulton
Tricia L. Fulton
Chief Financial Officer (Principal Financial and Accounting Officer)
Dated: August 3, 2016

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